ARTICLES OF INCORPORATION
                                       OF
                         IVG PRODUCT TECHNOLOGIES, INC.

                                       I.

The  name  of  the  corporation  is  IVG  PRODUCT  TECHNOLOGIES,  INC.

                                       II.

The  period  of  its  duration  is  perpetual.

                                      III.

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                       IV.

The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock with no par value. Each share of common stock entitles the holder to one vote on all matters requiring shareholder approval. The board of directors shall have the authority to establish the designations, preferences, limitations, and relative rights of subsequent classes and series of securities.

                                       V.

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00, consisting of money, labor done or property actually received.

                                       VI.

The address of its initial registered office is 9307 West Sam Houston Parkway South, Suite 100, Houston, Texas 77099, and the name of its initial registered agent at such address is Elorian Landers.

                                      VII.

The corporation shall have three (3) directors or such other number of directors as shall be established under the Bylaws.


The  name  and  address  of  the  initial  director  is:

NAME                    ADDRESS

Elorian  Landers          9307  W.  Sam  Houston  Parkway  South,  Suite  100
                          Houston,  Texas  77099

                                      VIII.

The  name  and  address  of  the  incorporator  is:

NAME                    ADDRESS

Thomas  G.  Gruenert      7707  Fannin,  Suite  203
                          Houston,  Texas  77054

                                       IX.

The right to cumulate votes in the election of directors, and/or cumulative voting by any shareholder is expressly denied.

                                       X.

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion is shall deem advisable.

                                       XI.

The Board of Directors shall have the power to alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws.

                                      XII.

The Board of Directors of the corporation, in its sole discretion, shall have the power, on behalf of the corporation, to indemnify persons for whom indemnification is permitted by Article 2.02-1 of the Act, as amended, to the fullest extent permissible under Article 2.02-1 of the Act, as amended, and may purchase such liability, indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

The corporation may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the corporation would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Article Twelve shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, the Articles of Incorporation and/or Bylaws of the corporation, contract, other agreement, vote or otherwise.

                                      XIII.

Pursuant to Article 1302-7.06, Texas Miscellaneous Corporation Laws Act, as amended, no member of the Board of Directors of the corporation shall be liable, personally or otherwise, in any way to the corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director's capacity as a director of the corporation, except as otherwise expressly provided by Article 1302-7.06.B, as amended.

                                      XIV.

Any action required by the Act to be taken at any annual or special meeting of the shareholders of the corporation, and/or any action that may be taken at any annual or special meeting of the shareholders of the corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Such action shall be taken in accordance with the provisions of Article 9.10.A of the Act, as amended.

IN  WITNESS  WHEREOF, I have hereunto set my hand, this 27th day of March, 2001.


/s/  Thomas  G.  Gruenert
-------------------------
Thomas  G.  Gruenert
Incorporator